Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TENON MEDICAL, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 each, to be issued pursuant to the Tenon Medical, Inc. 2022 Equity Incentive Plan, as amended	(1)	Other	1,208,882	$1.19	$1,438,569.58	0.0001381	$198.67

Total Offering Amounts:						$1,438,569.58		198.67
Total Fee Offsets:								0.00
Net Fee Due:								$198.67

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Tenon Medical, Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the Tenon Medical, Inc. 2022 Equity Incentive Plan, as amended on September 18, 2025 (the “2022 Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the 2022 Plan by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

Proposed maximum offering price per share was estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the maximum aggregate offering price are based upon $1.19 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on October 6, 2025.

Maximum aggregate offering price was rounded up to the nearest cent.